Exhibit 1

Exhibit “A”

MINUTES OF THE BOARD OF DIRECTOR’S MEETING

HANNOVER HOUSE, INC. (OTC: HHSE) – Monday, March 15, 2021

A special meeting of the Board of Directors of Hannover House, Inc. was held on Monday, March 15, 2021 telephonically at 9:30-am CST. The purpose of this meeting was to address personnel issues and their impact on the Company’s current structure and filings. The following items describe the issues addressed, and where indicated, the actions taken by the Board.

1). ACCEPTANCE OF RESIGNATION OF D. FREDERICK SHEFTE – The Board reviewed a resignation letter submitted by D. Frederick Shefte, President of Hannover House. After a discussion, it was moved, seconded and approved to accept the resignation of Shefte as President effective at the close-of-business on March 15, 2021. Shefte’s participation as a member of the Board of Directors will continue for a maximum of up to thirty (30) additional days in order to enable the Company the opportunity to engage two additional directors, at least one of which would be considered an “outside” director. The challenges in obtaining Directors and Officers Liability Insurance Coverage for non-reporting companies suggested that the recruitment of additional directors be on an “interim basis” until such time that proper D&O Insurance Coverage may be obtained.

2). HIRING OF NEW PRESIDENT OF COMPANY – The Board elected to defer discussion of the proposed terms of engagement for a new President or general-purpose replacement for duties previously performed by Shefte. However, it was indicated that an interim President is expected to be announced within ten days, based on current discussions occurring with qualified candidates. Until a new President is engaged, C.E.O. Eric Parkinson will assume the duties of President on an interim basis, in addition to his existing duties as C.E.O. and Secretary.

3). PERSONNEL LOGISTICS FOR SHEFTE – It was agreed that Shefte will be allowed to remove his personal effects from the office during the week of March 15 – 19, but that otherwise, he would be asked to surrender his key and access to the principal operating office located in Fayetteville, AR.

There being no further issues addressed at this meeting, the Board adjourned at 10:06-am.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on the Minutes of the Board of Directors Meeting of Hannover House, Inc. to be signed on its behalf by the undersigned hereunto duly authorized.

HANNOVER HOUSE, INC.
(Registrant)
Date: March 15, 2021
/s/ Eric F. Parkinson
	By:	ERIC F. PARKINSON, C.E.O. & Secy.